     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 15, 2000

                                                      REGISTRATION NO. 333-94365
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                            POST-EFFECTIVE AMENDMENT
                                    NO. 1 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                               CISCO SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 --------------

             CALIFORNIA                                     77-0059951
   (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)

                                 --------------

                              170 WEST TASMAN DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 526-4000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 --------------

                                JOHN T. CHAMBERS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               CISCO SYSTEMS, INC.
                              255 WEST TASMAN DRIVE
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 526-4000
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 --------------

                                    Copy to:
                             THERESE A. MROZEK, ESQ.
                         BROBECK, PHLEGER & HARRISON LLP
                              TWO EMBARCADERO PLACE
                                 2200 GENG ROAD
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 424-0160

                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 --------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16. EXHIBITS

1.1     Underwriting Agreement
2.1 Share Purchase Agreement dated as of December 20, 1999 between Registrant, one of its affiliates, Pirelli S.p.A. and two of its affiliates*
5.1     Opinion of Brobeck, Phleger & Harrison LLP*
23.1    Consent of PricewaterhouseCoopers LLP*
23.2 Consent of Brobeck, Phleger & Harrison LLP (included in the Opinion of Brobeck, Phleger & Harrison LLP previously filed as Exhibit 5.1 hereto)
24.1    Power of Attorney*
------------
*Previously filed

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on this 14th day of February, 2000.

                                          CISCO SYSTEMS, INC.
                                          By  /s/  LARRY R. CARTER
                                              ----------------------------------
                                              Larry R. Carter,
                                              Senior Vice President,
                                              Chief Financial Officer
                                              and Secretary


        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed below by the following persons on behalf of Cisco and in the capacities and on the dates indicated:

SIGNATURES                                 TITLE                        DATE
----------                                 -----                        ----
          *                  President, Chief Executive            February 14, 2000
------------------------     Officer and Director
John T. Chambers             (Principal Executive Officer)

/s/ LARRY R. CARTER          Senior Vice President, Finance        February 14, 2000
------------------------     and Administration, Chief
Larry R. Carter              Financial Officer and Secretary
                             (Principal Financial and
                             Accounting Officer)

          *                  Chairman of the Board and Director    February 14, 2000
------------------------
John P. Morgridge

          *                  Vice Chairman and Director            February 14, 2000
------------------------
Donald T. Valentine

SIGNATURES                   TITLE                                      DATE
----------                   -----                                      ----
           *                 Director                              February 14, 2000
------------------------
James F. Gibbons

           *                 Director                              February 14, 2000
------------------------
Steven M. West

           *                 Director                              February 14, 2000
------------------------
Edward R. Kozel

           *                 Director                              February 14, 2000
------------------------
Carol A. Bartz

           *                 Director                              February 14, 2000
------------------------
James C. Morgan

           *                 Director                              February 14, 2000
------------------------
Mary Cirillo

           *                 Director                              February 14, 2000
------------------------
Arun Sarin


*By: /s/ LARRY R. CARTER
     ------------------------
     Larry R. Carter
     Attorney-in-fact

                                INDEX TO EXHIBITS

Exhibit
Number                            Exhibit Title
-------                           -------------
 1.1    Underwriting Agreement
 2.1    Share Purchase Agreement dated as of December 20, 1999 by and among
        Registrant, one of Registrant's affiliates, Pirelli S.p.A and two of
        Pirelli's affiliates*
 5.1    Opinion of Brobeck, Phleger & Harrison LLP*
 23.1   Consent of PricewaterhouseCoopers LLP*
 23.2   Consent of Brobeck, Phleger & Harrison LLP (included in the Opinion of BPH previously filed as Exhibit 5.1)
 24.1   Power of Attorney*

-------------
* Previously filed